Exhibit 99.1

Bitdeer, a World-Leading Technology Company for the Cryptocurrency Mining Community, Announces Plans to List on the Nasdaq Through Merger with Blue Safari Group Acquisition Corp.

SINGAPORE – November 18, 2021 – Bitdeer Technologies Holding Company (“Bitdeer” or the “Company”), a world-leading technology company for the cryptocurrency mining community, and Blue Safari Group Acquisition Corp. (Nasdaq: BSGA) (“Blue Safari”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive merger agreement for a business combination of Blue Safari and the Company (the “Transaction”). As a result of the Transaction, the combined company is expected to be renamed Bitdeer Technologies Group and remain a publicly listed company on the Nasdaq Stock Market.

Bitdeer and Blue Safari Highlights

Bitdeer is a world-leading technology company for the cryptocurrency mining community. Headquartered in Singapore, Bitdeer currently operates five proprietary mining datacenters in the United States and Norway. The Transaction positions Bitdeer to continuously mine cryptocurrencies and serve the cryptocurrency mining community by providing innovative, reliable and easy-to-use cryptocurrency mining solutions.

Blue Safari believes the Transaction with Bitdeer presents an opportunity to invest in a leader in Blue Safari target industry sectors of financial technology (“FinTech”), information technology, and business services. Blue Safari’s management and directors come from backgrounds ranging from veterans in the finance sector with over four decades of experience as well as specialists in the FinTech space with extensive experience with FinTech technology research and development, entrepreneurship, investment, legal and finance and marketing.

Management and Governance

Following the close of the Transaction, the combined company will continue to be led by Mr. Jihan Wu as Chairman and founder of Bitdeer. Mr. Wu is a pioneer and leading figure in the cryptocurrency industry and is supported by a passionate, visionary, tech-savvy and entrepreneurial management team with a proven execution track record. The management team has extensive experience in the cryptocurrency industry, encompassing research and development, mining, sales of mining machines, and many of them are pioneers in mining datacenters construction and operation.

“We are excited to enter into the Transaction and proud to partner with the Blue Safari team in bringing our combined company to the capital market.” said Chairman Wu. “As a leader in crypto mining, we will continue to solidify our leading position in the crypto mining space. Today marks a significant milestone for Bitdeer, and we strive to create value for our broader group of stakeholders in the future, including our clients, employees and shareholders.”

Naphat Sirimongkolkasem, CFO and director of Blue Safari, stated, “The crypto mining space has attracted tremendous attention in recent years, and Bitdeer’s innovative platform has propelled it into the limelight among the most illustrious players in the sector. The visionary management team led by Chairman Jihan Wu and CEO Matt Linghui Kong has uniquely positioned Bitdeer as a leader in the industry. It is our privilege to embark on this phenomenal journey and deliver this excellent opportunity to our investors.”

Transaction Overview

The Transaction values Bitdeer at an implied enterprise value of approximately $4 billion.

The Bitdeer and Blue Safari Boards of Directors have unanimously approved the proposed Transaction, which is expected to be completed in the first quarter of 2022, subject to, among other things, regulatory approvals, the approval by Blue Safari’s shareholders of the Transaction and satisfaction or waiver of other customary closing conditions.

Additional information about the proposed Transaction, including copies of the merger agreement and related agreements, will be provided in a Current Report on Form 8-K to be filed by Blue Safari with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. Blue Safari intends to file a registration statement, which will contain a proxy statement and a prospectus, with the SEC in connection with the Transaction.

Advisors

Cooley LLP and Travers Thorp Alberga are serving as legal advisors to Bitdeer in connection with the Transaction. China Renaissance Securities (Hong Kong) Limited is serving as financial advisor to Bitdeer.

Davis Polk & Wardwell LLP, Haiwen & Partners and Ogier are serving as legal advisors to Blue Safari in connection with the Transaction.

About Bitdeer

Bitdeer is a world-leading technology company for the cryptocurrency mining community headquartered in Singapore. Bitdeer has committed to providing comprehensive digital asset mining solutions for its customers. Bitdeer handles complex processes involved in mining such as miner procurement, transport logistics, mining datacenter design and construction, mining machine management and daily operations. Bitdeer has mining datacenters deployed in the United States and Norway. To learn more, visit www.bitdeer.com.

About Blue Safari Group Acquisition Corp.

Blue Safari Group Acquisition Corp. is a blank check company sponsored by BSG First Euro Investment Corp., a British Virgin Islands company, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, projections of market opportunity and expectations, the estimated implied enterprise value of the combined company, Bitdeer’s ability to scale and grow its business, the advantages and expected growth of the combined company, the combined company’s ability to source and retain talent, the cash position of the combined company following closing of the Transaction, Blue Safari’s and Bitdeer’s ability to consummate the Transaction, and expectations related to the terms and timing of the Transaction, as applicable. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Blue Safari’s and Bitdeer’s management and are not predictions of actual performance.

These forward-looking statements are provided for illustrative purposes only and are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Blue Safari and Bitdeer. These forward-looking statements are subject to a number of risks and uncertainties, including the ability of Blue Safari and Bitdeer to successfully or timely consummate the proposed Transaction, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed Transaction or approval of the shareholders of Blue Safari or Bitdeer; failure to realize the anticipated benefits of the proposed Transaction; the combined company’s ability to execute on its business model, potential business expansion opportunities and growth strategies, retain and expand customers’ use of its services and attract new customers, and source and maintain talent; risks relating to the combined company’s sources of cash and cash resources; risks relating to the blockchain and frontier technology infrastructure sectors, including the unregulated nature of the cryptocurrency space and potential future regulations, volatility of the price of digital assets, changes in the award structure for solving digital assets and limited availability of electric power resources; risks relating to Blue Safari’s and the combined company’s vulnerability to security breaches; risks relating to the combined company’s ability to manage future growth; the effects of competition on the combined company’s future business; the amount of redemption requests made by Blue Safari’s public shareholders; the ability of Blue Safari or the combined company to issue equity or equity-linked securities in connection with the proposed Transaction or in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries involving the parties to the Transaction; the impact of the COVID-19 pandemic on Bitdeer’s or the combined company’s business and the global economy; and those factors discussed in Blue Safari’s final prospectus related to its initial public offering dated June 10, 2021, under the heading “Risk Factors,” in Blue Safari’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 under the heading “Risk Factors” filed with the SEC on August 18, 2021 and other documents filed, or to be filed, by Blue Safari with the SEC. If any of these risks materializes or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Blue Safari nor Bitdeer presently knows or that Blue Safari and Bitdeer currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Blue Safari’s and Bitdeer’s expectations, plans or forecasts of future events and views as of the date of this press release. Blue Safari and Bitdeer anticipate that subsequent events and developments will cause Blue Safari’s and Bitdeer’s assessments to change. However, while Blue Safari and Bitdeer may elect to update these forward-looking statements at some point in the future, Blue Safari and Bitdeer specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Blue Safari’s and Blue’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Important Information About the Proposed Transaction and Where to Find It

The proposed Transaction will be submitted to shareholders of Blue Safari for their consideration and approval. Blue Safari intends to file a registration statement (the “Registration Statement”) with the SEC which will include preliminary and definitive proxy statements to be distributed to Blue Safari’s shareholders in connection with Blue Safari’s solicitation for proxies for the vote by Blue Safari’s shareholders in connection with the proposed Transaction and other matters as described in the Registration Statement, as well as a prospectus relating to the offer of the securities to be issued to Bitdeer’s shareholders in connection with the completion of the proposed Transaction. After the Registration Statement is filed and declared effective, Blue Safari will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the proposed Transaction. Blue Safari’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with Blue Safari’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed Transaction, because these documents will contain important information about Blue Safari, Bitdeer and the proposed Transaction. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed Transaction and other documents filed with the SEC by Blue Safari, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Blue Safari.

Participants in the Solicitation

Blue Safari, Bitdeer and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from Blue Safari’s shareholders in connection with the proposed Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Blue Safari’s shareholders in connection with the proposed Transaction will be set forth in Blue Safari’s proxy statement/prospectus to be filed with the SEC in connection with the Transaction. You can find more information about Blue Safari’s directors and executive officers in Blue Safari’s final prospectus related to its initial public offering dated June 10, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Contacts

Bitdeer

ir@bitdeer.com

Blue Safari

info@firsteuro.co

5